Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: MAY 11, 2015

ARC GROUP WORLDWIDE REPORTS THIRD QUARTER FISCAL YEAR 2015 FINANCIAL RESULTS

Highlights for the quarter ended March 29, 2015, compared sequentially to the quarter ended December 28, 2014:

•                  Sales of $27.9 Million, an Increase of 3.0% from $27.1 Million;

•                  Facility EBITDA of $5.0 Million, an Increase of 8.7% from $4.6 Million;

•                  EBITDA of $4.3 Million, an Increase of 13.2% from $3.8 Million; and

•                  EPS of $0.02, an Increase from $0.00.

DELAND, FL., May 11, 2015/PRNewswire/—ARC Group Worldwide, Inc. (“ARC”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today reported its third quarter fiscal year 2015 (March 29, 2015) financial results.

Third quarter revenue grew to $27.9 million, an increase of 33.5% and 3.0%, compared to the prior year and sequential periods, respectively.  While year-over-year growth was largely related to acquisitions completed in late fiscal year 2014, the Company was still able to achieve sequential organic growth despite headwinds from a weak Euro, declining steel scrap prices, and order delays related to the west coast port dispute.  The third quarter also saw little improvement in firearms business until the latter portion of March.  Notably, revenue at our 3DMT Group grew 47.5% sequentially, to $4.7 million, during the quarter.

Third quarter Facility EBITDA grew to $5.0 million, an increase of 8.7% sequentially, with Facility EBITDA margins increasing to 18.1%, from 16.9%, in the prior sequential quarter.  Overall, EBITDA grew to $4.3 million, an increase of 13.2% sequentially, with EBITDA margins increasing to 15.3%, from 14.0%, in the prior sequential quarter.  3DMT Group EBITDA was $0.52 million, an increase of 33.0% sequentially.  ARC delivered quarterly EPS of $0.02, versus $0.00 EPS, in the prior sequential quarter.

Jason Young, Chairman and CEO, commented, “In the third quarter, despite significant pressure from the dramatic decrease in the Euro, a decline in steel scrap prices, depressed firearm orders, and order delays due to the west coast port dispute, we were able to grow revenue and increase margins.  In particular, we have been encouraged by the momentum in our 3DMT Group, where we expect continued improvement.  While the operating environment remains challenging, and we continue to invest in our sales and R&D efforts, we expect to continue to grow and expand Facility EBITDA and related margins over time.  In April, we raised net cash proceeds of $15.6 million from our equity offering, which has lowered pro forma net senior debt to approximately $39.5 million(1).  Separately, we are considering a number of exciting acquisition opportunities which offer the potential for tremendous synergy and growth.  We will evaluate these potential options, and any related financing, cognizant with the fact that our primary objective is to grow our existing businesses’ sales and profitability, as well as to further develop and monetize our investments in metal 3D printing.  Overall, having just expanded and strengthened our institutional shareholder base, we remain committed to creating value for our shareholders and liquidity in our stock.  Further, we remain optimistic regarding the long term prospects of our approach to advanced manufacturing through the combination of additive and subtractive processes.”

(1)Pro forma net debt consists of our senior secured debt and capital lease obligations at March 29, 2015 totaling $60.8 million, less cash on hand of $4.0 million at March 29, 2015, less prepayment of principal on senior debt of $15.6 million, and retirement of capital lease obligations of $1.7 million in April 2015.

GAAP to Non-GAAP Reconciliation

EBITDA, Facility EBITDA, EBITDA margin, and Facility EBITDA margin are non-GAAP financial measures.  EBITDA margin and Facility EBITDA margin are calculated by dividing EBITDA and Facility EBITDA, respectively, by sales.  We have provided this non-GAAP financial information to aid in better understanding the Company’s performance absent these charges.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The reconciliation to GAAP is as follows (in thousands):

For the three months ended:	March 29, 2015	December 28, 2014	September 28, 2014	June 30, 2014	March 30, 2014
Net Income (Loss) (GAAP)	$434	$(2)	$232	$209	$1,650
Plus: Interest Expense, Net	1,466	1,213	921	618	282
Plus: Income Tax (Benefit) Expense	(39)	237	153	7	1,342
Plus: Depreciation and Amortization	2,395	2,355	2,311	1,681	914
EBITDA (Non-GAAP)	$4,256	$3,803	$3,617	2,515	$4,188
EBITDA Margin (Non-GAAP)	15.3%	14.0%	12.6%	10.6%	20.0%
Plus: Corporate Expense	$780	$783	$1,448	$2,101	$592
Facility EBITDA (Non-GAAP)	$5,036	$4,586	$5,065	$4,616	$4,780
Facility EBITDA Margin (Non-GAAP)	18.1%	16.9%	17.6%	19.5%	22.8%

EBITDA excludes interest expense, net and income taxes as these items are associated with our capitalization and tax structures.  EBITDA also excludes depreciation and amortization expense as these non-cash expenses reflect the impact of prior capital expenditure decisions which may not be indicative of future capital expenditure requirements.  Facility EBITDA consists of EBITDA from our operating segments.  We believe this is a meaningful measurement of the operating performance of our manufacturing facilities.  Corporate expenses primarily consist of costs not allocated to our manufacturing facilities such as compensation related costs for employees assigned to corporate, board of directors fees and expenses, professional fees, insurance costs, and marketing costs.  Corporate expenses were higher in the quarters ended September 28, 2014 and June 30, 2014 as a result of costs incurred in connection with our acquisitions and integration related costs, costs associated with entering into and amending our debt agreements, and higher compensation costs associated with bonuses in fiscal year 2014.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a leading global advanced manufacturing and 3D printing service provider. Founded in 1987, the Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market. In addition to being a world leader in metal injection molding (“MIM”), ARC has significant expertise in 3D printing and imaging, materials science, advanced tooling, automation, machining, stamping, plastic injection molding, lean manufacturing, and robotics. For more information about ARC Group Worldwide, Inc., please visit www.ArcGroupWorldwide.com, or its operating subsidiaries at www.3DMaterialTechnologies.com, www.AFTmim.com, www.AFTmimHU.com, www.ARCmim.com, www.ArcWireless.net, www.ATCmold.com, www.FloMet.com, www.GeneralFlange.com, www.Injectamax.com, www.kecycorporation.com, www.TeknaSeal.com, and www.ThixoWorks.com.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its registration statement on Form S-1, as amended, its Form 10-K for the fiscal year ended June 30, 2014 and Forms 10-Q for the periods ended December 28, 2014 and September 28, 2014, as well as current reports on Form 8-K filed from time-to-time with the SEC.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Operations

	For the three months ended		For the nine months ended
(in thousands, except for share and per share amounts)	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
Sales	$27,864	$20,930	$83,668	$59,272
Cost of sales	21,582	14,501	64,016	40,888
Gross profit	6,282	6,429	19,652	18,384
Selling, general, and administrative	4,549	2,963	14,967	10,465
Merger expense	—	194	187	194
Income from operations	1,733	3,272	4,498	7,725
Other income, net	128	2	117	9
Interest expense, net	(1,466)	(282)	(3,600)	(781)
Income before income taxes	395	2,992	1,015	6,953
Income tax benefit (expense)	39	(1,342)	(351)	(2,418)
Net income	434	1,650	664	4,535
Less: Net income attributable to non-controlling interest	(51)	(65)	(165)	(182)
Net income attributable to ARC Group Worldwide, Inc.	$383	$1,585	$499	$4,353

Net income per common share:
Basic and diluted income per share	$0.02	$0.11	$0.03	$0.30

Weighted average common shares outstanding:
Basic and diluted	14,673,205	14,673,205	14,673,205	14,561,872

ARC Group Worldwide, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share and per share amounts)	March 29, 2015	June 30, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,043	$9,384
Accounts receivable, net	16,036	15,337
Inventories, net	16,677	15,231
Prepaid and other current assets	3,585	2,606
Total current assets	40,341	42,558
Property and equipment, net	45,024	45,268
Goodwill	14,764	16,357
Intangible assets, net	28,220	30,825
Other	1,481	1,381
Total assets	$129,830	$136,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,594	$9,430
Accrued expenses	3,118	5,905
Deferred revenue	828	1,016
Bank borrowings, current portion	16,430	14,419
Capital lease obligations, current portion	1,151	1,124
Accrued escrow obligation	4,291	2,400
Total current liabilities	33,412	34,294
Long-term debt, net of current portion	59,372	62,757
Capital lease obligations, net of current portion	3,857	4,723
Accrued escrow obligation	—	2,600
Other	1,577	674
Total liabilities	98,218	105,048

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 15,088,522 shares issued and 15,080,121 shares outstanding at March 29, 2015 and June 30, 2014	3	3
Treasury stock, at cost; 8,401 shares at March 29, 2015 and June 30, 2014	(94)	(94)
Additional paid-in capital	13,900	14,293
Retained earnings	16,642	16,143
ARC Group Worldwide, Inc. total stockholder equity	30,451	30,345
Non-controlling interest	1,161	996
Total stockholders’ equity	31,612	31,341
Total liabilities and stockholders’ equity	$129,830	$136,389

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the nine months ended
(in thousands)	March 29, 2015	March 30, 2014
Cash flows from operating activities:
Net income	$664	$4,535
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,061	2,704
Non-cash stock based compensation expense	—	779
Amortization of debt discount	—	316
Bad debt expense and other	(6)	51
Deferred income taxes	313	—
Changes in working capital:
Accounts receivable	(670)	(10)
Inventory	(1,446)	(1,577)
Prepaid expenses and other assets	(490)	(51)
Accounts payable	(1,835)	130
Other accrued expenses	(1,901)	1,488
Deferred revenue	(188)	(329)
Net cash provided by operating activities	1,502	8,036

Cash flows from investing activities:
Purchase of plant and equipment	(4,236)	(2,623)
Net cash used in investing activities	(4,236)	(2,623)

Cash flows from financing activities:
Proceeds from debt issuance	24,500	—
Repayments of long-term debt and capital lease obligations	(26,714)	(3,358)
Stock issuance costs	(256)	—
Repurchase of shares	—	(93)
Net cash used in financing activities	(2,470)	(3,451)
Effect of exchange rates on cash and cash equivalents	(137)	—
Net (decrease) increase in cash and cash equivalents	(5,341)	1,962
Cash and cash equivalents, beginning of period	9,384	3,601
Cash and cash equivalents, end of period	$4,043	$5,563
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,470	$465
Cash paid for income taxes	$1,075	$975
Non-cash investing and financing activities:
Termination of note receivable from related party	$—	$272